Exhibit 99.1

For Immediate Release	February 10, 2010
Crown Crafts, Inc. Reports Results for Third Quarter of Fiscal Year 2010
and Announces the Declaration of its First Quarterly Dividend Since 1999

Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported net income for the third quarter of fiscal year 2010, which ended December 27, 2009. The Company also announced the declaration of a quarterly cash dividend of $0.02 per share on its common stock, which is the first dividend declared by the Company since 1999.

Historical Results

Net income for the quarter was $1.1 million, or $0.12 per diluted share, on net sales of $20.6 million, compared to a net loss for the third quarter of fiscal year 2009 of $8.2 million, or $0.88 per diluted share, on net sales of $19.3 million. The net loss for the third quarter of fiscal year 2009 included a non-cash charge of $9.0 million for an estimate of a probable impairment to goodwill. Excluding the goodwill impairment charge, the Company would have reported net income of $822,000, or $0.09 per diluted share, in the third quarter of fiscal year 2009.

“We are pleased to have increased our net sales by $1.3 million, or 6.9%, during the quarter,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are also pleased with our continued success in integrating the product development, sourcing and distribution operations of Neat Solutions, which we acquired in July 2009 and which contributed $1.1 million toward the increase in our net sales during the quarter. We are also pleased that our net income (exclusive of the impairment charge) improved by 35.4% in a very difficult retail environment. The Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was $2.3 million, compared to EBITDA of $2.1 million for the third quarter of fiscal year 2009,” Mr. Chestnut continued.

Declaration of Quarterly Cash Dividend

The Company also today announced that its Board of Directors, at its meeting on February 9, 2010, declared a quarterly cash dividend on the Company’s Series A common stock of $0.02 per share to stockholders of record at the close of business on March 12, 2010 and payable on April 2, 2010. In announcing the first dividend declared by the Company since 1999, which will provide an annualized yield of 2.9% based on yesterday’s closing price of $2.77 per share, Mr. Chestnut stated, “Over the years, we have employed several strategies to provide value to our stockholders, including the repayment of debt, the cancellation of warrants held by our lenders, targeted acquisitions and share repurchases. A program of regular quarterly cash dividends will provide immediate value to our stockholders and demonstrates our continued confidence in the Company’s earnings capacity and the strength of its balance sheet, even in a challenging economic environment. We do not expect that paying quarterly cash dividends will preclude the Company from pursuing other strategic alternatives as well, and we are pleased to be in a position to further share the Company’s success with its owners.”

Financial Position and Liquidity
In addressing the Company’s liquidity, Mr. Chestnut added, “We are confident that our strong balance sheet puts us in a position to benefit as the economy recovers. In December 2009, upon the emergence of the Company’s lender from bankruptcy, we returned the bulk of the excess funds that we had borrowed under our credit agreement as a protective measure. The repayment of these funds will result in a significant reduction in our interest expense in future reporting periods.”
Conference Call
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions. Interested individuals may join the teleconference by dialing (800) 230-1093. Please refer to confirmation number 144152. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 2:30 p.m. Central Standard Time on February 10, 2010 through 11:59 p.m. Central Standard Time on February 17, 2010. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 144152.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and the recently-acquired portfolio of the mess protection products of Neat Solutions. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Department
(225) 647-9146

or

Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Net sales	$20,646	$19,316	$60,094	$62,830
Gross profit	4,638	3,797	13,121	12,890
Gross profit percentage	22.5%	19.7%	21.8%	20.5%
Goodwill impairment charge	—	9,000	—	9,000
Income (loss) from operations	1,892	(7,420)	4,496	(4,206)
Income (loss) from continuing operations before income taxes	1,720	(7,648)	3,885	(5,019)
Income tax expense	598	526	1,409	1,532
Income (loss) from continuing operations after income taxes	1,122	(8,174)	2,476	(6,551)
Income (loss) from discontinued operations – net of income taxes	(9)	(4)	(22)	27
Net income (loss)	1,113	(8,178)	2,454	(6,524)
Basic earnings (loss) per share	$0.12	$(0.88)	$0.27	$(0.70)
Diluted earnings (loss) per share	$0.12	$(0.88)	$0.26	$(0.70)

Weighted Average Shares Outstanding:
Basic	9,167	9,265	9,186	9,353
Diluted	9,271	9,265	9,287	9,353
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	December 27, 2009	March 29, 2009
	(Unaudited)
Cash and cash equivalents	$920	$15,249
Accounts receivable, net of allowances	13,836	18,954
Inventories	13,293	11,751
Total current assets	31,475	48,495
Intangible assets, net	6,755	5,515
Total assets	$41,761	$56,527

Current maturities of long-term debt	$3,861	$1,667
Total current liabilities	14,875	10,548
Long-term debt	1,784	23,568

Shareholders’ equity	25,102	22,411
Total liabilities and shareholders’ equity	$41,761	$56,527

CROWN CRAFTS, INC AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET INCOME TO EBITDA
In thousands, except percentages
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008

Net income (loss)	$1,113	$(8,178)	$2,454	$(6,524)
Interest expense	181	265	581	900
Interest income	(3)	(35)	(14)	(123)
Income tax expense on continuing operations	598	526	1,409	1,532
Income tax expense (benefit) on discontinued operations	(4)	(2)	(11)	15
Depreciation	72	64	220	225
Goodwill impairment charge	—	9,000	—	9,000
Amortization	347	434	1,265	1,311

EBITDA	2,304	2,074	5,904	6,336

Net Sales	20,646	19,316	60,094	62,830

EBITDA as a percentage of net sales	11.2%	10.7%	9.8%	10.1%

In addition to the Company’s presentation of its results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company has also disclosed certain measures of its performance which are not determined in accordance with GAAP. These non-GAAP measures include EBITDA and the Company’s discussion of net income and diluted earnings per share excluding the goodwill impairment charge. The Company uses these non-GAAP measurements internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The Company believes that the presentation of non-GAAP measures provides useful information to readers and is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic investments, meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. The items excluded from non-GAAP measures are significant components in understanding and assessing the Company’s financial performance. Non-GAAP measures are provided as supplemental information and should be considered in addition to, and not as a substitute for, such GAAP measures as net income or loss, cash flow provided by or used in operating, investing or financing activities, and other measures of financial performance and liquidity reported in accordance with GAAP. Because these non-GAAP measures are not determined in accordance with GAAP, companies are free to calculate them in varying ways. Therefore, the non-GAAP measures, as presented by the Company, may not be comparable to similarly titled measures of other companies.